Exhibit 23.2






                CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement of Genicom Corporation and subsidiaries on Form S-8 of our report dated February 1, 1994, on our audits of the consolidated financial statements and schedules of GENICOM Corporation and subsidiaries, which report appears on Page F-2 of the GENICOM Corporation and subsidiaries Form 10-K
(SEC File No. 0-14685).






Washington, D.C.
May 26, 1994